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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                                                 COMMISSION FILE NUMBER 0-23514

                              NOTIFICATION OF LATE FILING

(CHECK ONE):  /X/Form 10-K / /Form 11-K / /Form 20-F / /Form 10-Q / /Form N-SAR

                 For Period Ended:  March 31, 1998
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                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE
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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant:  ROCKPORT HEALTHCARE GROUP, INC.
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Former Name if Applicable:  PROTOKOPOS CORPORATION
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Address of Principal Executive Office (Street and Number)
50 BRIAR HOLLOW LANE, #515W
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City, State and Zip Code:  HOUSTON, TEXAS 77027
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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/ /       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /    (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

   State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period.

                                               (ATTACH EXTRA SHEETS IF NEEDED)

   The Company is awaiting the audit report from its auditors, Warfield & Co., CPA's, Scottsdale, Arizona.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Larry K. Hinson                  713               621-9424
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    the answer is no, identify report(s).                       /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                 (Name of Registrant as Specified in Charter)

    Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


    Date:  June 30, 1998                         By: /s/ Larry K. Hinson
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                                                   Name: Larry K. Hinson
                                                   Title: Secretary-Treasurer

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